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Investor Relations
Update

July 14, 2008

ALLIANCE DATA SIGNS AGREEMENT FOR SALE OF UTILITY SERVICES BUSINESS TO VTX HOLDINGS LIMITED

•	On July 11, Alliance Data signed an agreement for the sale of the Company’s Utility Services business to Vertex U.S. Holdings II Inc. and Vertex Canada Holdings II Limited, two subsidiaries of VTX Holdings Limited (collectively “Vertex”). Vertex is a global outsourcing firm headquartered in the United Kingdom.

•	Under the terms of the agreement, Vertex will acquire Alliance Data’s Utility Services business less certain retained assets, with Alliance Data receiving proceeds of approximately $50 million in cash, subject to certain adjustments. The transaction should yield no net cash tax liability to the Company and is expected to close in the third quarter.

•	The agreement is part of the completion of Alliance Data’s disposition plan announced in March, which also included its merchant acquiring business, Network Services, sold in May.

•	In March, Alliance Data announced that its Utility Services and Network Services businesses were no longer aligned with the Company’s long-term strategy of delivering transaction-based loyalty and marketing solutions, and moved the businesses to discontinued operations. As such, the Company determined it would no longer continue to invest in these non-core businesses, which have had a negative impact on Alliance Data’s net cash flow.

•	Alliance Data believes Vertex should be well qualified to operate the Utility Services business, which should complement Vertex’s existing utilities operations.

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